As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-145671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHARMING SHOPPES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1721355
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3750 State Road Bensalem, Pennsylvania 19020 (215) 245-9100	Colin D. Stern, Esq. Charming Shoppes, Inc. 450 Winks Lane Bensalem, Pennsylvania 19020 (215) 245-9100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

F. Douglas Raymond, III, Esq.

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, which was originally filed on August 24, 2007 (file no. 333-145671) (the “Registration Statement”) to register $275,000,000 of 1.125% Senior Convertible Notes Due 2014 (the “Notes”) and an indeterminable number of shares of the common stock, par value $0.10 per share (and the associated stock purchase rights) (the “Shares”), issuable upon conversion of the Notes, of Charming Shoppes, Inc. (the “Company”), is being filed to deregister all of the Notes and the Shares not yet issued.

The Company has entered into an Agreement and Plan of Merger, dated as of May 1, 2012, by and among Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), Colombia Acquisition Corp., a Pennsylvania corporation and direct wholly owned subsidiary of Ascena (the “Purchaser”), and the Company, pursuant to which the Purchaser merged with and into the Company (the “Merger”) with the Company surviving the Merger as a direct wholly owned subsidiary of Ascena. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Notes and Shares that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bensalem, Commonwealth of Pennsylvania, on June 15, 2012.

CHARMING SHOPPES, INC.

By: /s/ Colin D. Stern
Colin D. Stern
General Counsel and Secretary